EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, and 333-155273 on Form S-8 and Registration Statement Nos. 333-110719 and 333-155272 on Form S-3 of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc. and referred to herein as the “Company”) of our report dated March 16, 2009, relating to the consolidated financial statements of Deerfield Capital Corp. appearing in this Amendment No. 1 to the Annual Report on Form 10-K of the Company for the year ended December 28, 2008.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 16, 2009